                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                  TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)
                               (AMENDMENT NO. 4 )*


                               PEPSIAMERICAS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 CLASS B COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   71343P 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                JOHN F. BIERBAUM
                              60 SOUTH SIXTH STREET
                                   SUITE 3800
                              MINNEAPOLIS, MN 55402
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                NOVEMBER 30, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / / .








*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                         (Continued on following pages)


                              (Page 1 of 7 Pages)

---------------------------------           ------------------------------------
CUSIP No.   71343P   10   1         13D          Page   2   of  7   Pages
          -------------------                         -----   -----

---------------------------------           ------------------------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             DAKOTA HOLDINGS, LLC


--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) /X/
    (b) / /

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

             N/A

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e)                                                      / /


--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

--------------------------------------------------------------------------------
                        7          SOLE VOTING POWER

      NUMBER OF                             0
       SHARES
     BENEFICIALLY     ---------------------------------------------------------
      OWNED BY          8          SHARED VOTING POWER
        EACH
      REPORTING                             0
       PERSON
        WITH          ---------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                            0

                      ----------------------------------------------------------
                        10         SHARED DISPOSITIVE POWER

                                            0

--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               0%

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

             OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------           ------------------------------------
CUSIP No.   71343P   10   1          13D         Page   3   of  7   Pages
          -------------------                         -----   -----

---------------------------------           ------------------------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             POHLAD COMPANIES

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) /X/
    (b) / /

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

             N/A

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e)                                                      / /


--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

             MINNESOTA

--------------------------------------------------------------------------------
                        7          SOLE VOTING POWER

      NUMBER OF                             0
       SHARES
     BENEFICIALLY     ----------------------------------------------------------
      OWNED BY          8          SHARED VOTING POWER
        EACH
      REPORTING                             0
       PERSON
        WITH          ----------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                            0

                      ----------------------------------------------------------
                        10         SHARED DISPOSITIVE POWER

                                            0

--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               0%

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

             CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------           ------------------------------------
CUSIP No.   71343P   10   1          13D         Page   4   of   7   Pages
          -------------------                         -----   -----

---------------------------------           ------------------------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             PEPSICO, INC.

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) /X/
    (b) / /

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

             N/A

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e)                                                      / /

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

             NORTH CAROLINA

--------------------------------------------------------------------------------
                        7          SOLE VOTING POWER

      NUMBER OF                             0
       SHARES
     BENEFICIALLY     ----------------------------------------------------------
      OWNED BY          8          SHARED VOTING POWER
        EACH
      REPORTING                             0
       PERSON
        WITH          ----------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                            0

                      ----------------------------------------------------------
                        10         SHARED DISPOSITIVE POWER

                                            0

--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               0%

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

             CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------           ------------------------------------
CUSIP No.   71343P   10   1          13D         Page   5   of   7   Pages
          -------------------                         -----   -----

---------------------------------           ------------------------------------

1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             V. SUAREZ & CO., INC.

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) /X/
    (b) / /

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

             N/A

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e)                                                      / /

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

             PUERTO RICO

--------------------------------------------------------------------------------
                 7          SOLE VOTING POWER

      NUMBER OF                             0
       SHARES
     BENEFICIALLY     ----------------------------------------------------------
      OWNED BY          8          SHARED VOTING POWER
        EACH
      REPORTING                             0
       PERSON
        WITH          ----------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                            0

                      ----------------------------------------------------------
                        10         SHARED DISPOSITIVE POWER

                                            0

--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               0%

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

             CO

--------------------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

PRELIMINARY STATEMENT

         Dakota Holdings, LLC, Pohlad Companies, PepsiCo, Inc. and V. Suarez & Co., Inc. (the "Reporting Persons") hereby amend their statement on Schedule 13D, originally filed on July 28, 1998 and amended on June 29, 1999, July 14, 1999 and October 19, 1999 (the "Schedule 13D"), with respect to their beneficial ownership of shares of Class B Common Stock, par value $0.01 per share, of PepsiAmericas, Inc.

         This amendment is filed to reflect changes in beneficial ownership of Class B Common Stock resulting from the completion of the transaction contemplated by the agreement and plan of merger among Whitman Corporation, Anchor Merger Sub, Inc. and PepsiAmericas, Inc.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) The responses of each Reporting Person to Items (11) and (13) on the cover pages of this Schedule 13D are incorporated herein by reference.

         (b) The responses of each Reporting Person to Items (7) through (10) on the cover pages of this Schedule 13D are incorporated herein by reference.

         (c)      None.

         (d)      None.

         (e) Each Reporting Person ceased to be the beneficial owner of more than five percent of Class B Common Stock on November 30, 2000.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated:   December 1, 2000


                                   DAKOTA HOLDINGS, LLC
                                          By Its Members
                                          POHLAD COMPANIES


                                          By:   /s/ John F. Bierbaum
                                             -----------------------------------
                                                   John F. Bierbaum, Vice
                                                   President and Chief Financial
                                                   Officer

                                          BEVERAGES, FOODS & SERVICE INDUSTRIES,
                                          INC.

                                          By:   /s/ W. Timothy Heaviside
                                             -----------------------------------
                                                   W. Timothy Heaviside, Vice
                                                   President

                                          PEPSI-COLA METROPOLITAN BOTTLING CO.,
                                          INC.

                                          By:   /s/ W. Timothy Heaviside
                                             -----------------------------------
                                                   W. Timothy Heaviside, Vice
                                                   President

                                   POHLAD COMPANIES

                                   By:   /s/ John F. Bierbaum
                                      ------------------------------------------
                                            John F. Bierbaum, Vice President and
                                            Chief Financial Officer

                                   PEPSICO, INC.

                                   By:   /s/ W. Timothy Heaviside
                                      ------------------------------------------
                                            W. Timothy Heaviside, Vice President

                                   V. SUAREZ & CO., INC.

                                   By:   /s/ Francisco Marrero
                                      ------------------------------------------
                                            Francisco Marrero, Chief Financial
                                            Officer




                                  Page 7 of 7